Exhibit 10.1

AMENDED AND RESTATED SENIOR UNSECURED PROMISSORY NOTE

THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS (THE “STATE ACTS”) AND CANNOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE STATE ACTS AND REGULATIONS PROMULGATED THEREUNDER.

HUGHES TELEMATICS, INC. (the “Issuer”)

U.S. $8,315,665.00 Note at 12% Interest (calculated and compounded annually)

Maturity Date: December 31, 2011 or earlier as otherwise provided herein

FOR VALUE RECEIVED, the Issuer, a Delaware corporation, hereby acknowledges itself indebted and promises to pay (except to the extent such payments have taken place prior to the amendment and restatement of this senior unsecured promissory note) to the order of Hughes Network Systems, LLC, or its permitted assigns (the “Noteholder”), the initial principal amount of EIGHT MILLION, THREE HUNDRED FIFTEEN THOUSAND, SIX HUNDRED SIXTY FIVE UNITED STATES DOLLARS (U.S. $8,315,665) together with accrued interest (which shall be added to the principal amount hereof and paid quarterly on the last day of each quarter from and after the Amendment Date), on the dates and in the amounts set forth on Schedule A, at the head office of the Noteholder or at such other place as directed in writing by the Noteholder or by electronic funds transfer to an account maintained by the Noteholder with a bank in the United States. Interest (computed on the basis of a year of 365 or 366 days, as the case may be) shall accrue on the outstanding principal amount from the date hereof until the Maturity Date, or until such later date as all obligations hereunder have been paid in full, at the rate of TWELVE PERCENT (12%) per annum, compounded and added to the principal amount annually and payable in arrears on the Maturity Date, or earlier as otherwise provided herein, and should the Issuer at any time default in the payment of any principal or interest on this Note, to pay interest on the amount in default at the same rate, in like money, all in accordance with the terms and conditions set out in Schedule B. If, at any time, the payment of the principal of or interest on this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Issuer or otherwise, the Issuer’s obligation under this Note shall be reinstated at such time as though such payment had been due but not made at such time.

The Terms and Conditions set out in Schedules A and B attached hereto are hereby incorporated by reference into this Note and constitute an integral part hereof.

In witness whereof, the Issuer has caused this Note to be executed on its behalf by the signature of its officer duly authorized in that regard.

Issued as of December 18, 2009, amended and restated as of November 5, 2010
Atlanta, GA, U.S.A	HUGHES TELEMATICS, INC., a Delaware corporation

	By	/s/ CRAIG KAUFMANN
Name: Craig Kaufmann
Title: Senior Vice President Finance and Treasurer

SCHEDULE A

REPAYMENT SCHEDULE

The Issuer shall repay (and, in the case of payments due prior to the Amendment Date, has paid) the principal amount of the note and/or interest, where noted, on the following schedule:

January 28, 2010	$25,440

February 12, 2010	$8,297

April 1, 2010	$400,000

April 22, 2010	$750,000

July 27, 2010	$500,000

October 15, 2010	$500,000

December 31, 2010	$500,000, plus all accrued and unpaid interest

March 31, 2011	All accrued and unpaid interest

April 15, 2011	$500,000

June 30, 2011	All accrued and unpaid interest

July 15, 2011	$750,000

September 30, 2011	All accrued and unpaid interest

October 15, 2011	$1,500,000

December 31, 2011	All remaining unpaid principal and accrued interest

SCHEDULE B

TERMS AND CONDITIONS OF THE NOTE

1. In this Note, the following capitalized terms shall have the meanings set out below:

(a) “Amendment Date” means November 5, 2010;

(b) “Business Day” means any day on which banks are open for business in the place where this Note is scheduled for payment;

(c) “Change of Control” means the occurrence of any of the following events: (x) the acquisition by any other person or group of persons, through any transaction or series of related transactions, of Control of the Issuer; (y) the Issuer consolidates with or merges with or into another corporation, partnership or other entity, whether or not the Issuer is the surviving entity of such transaction, unless immediately after such consolidation or merger, the shareholders who Controlled the Issuer prior to the transaction Control such surviving entity; or (z) a sale or other transfer of all or a substantially all of the assets or business of the Issuer, but excluding any sale or other transfer of a subsidiary of the Company existing on the date hereof.

(d) “Control” means beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power entitled to vote in elections of the Issuer’s board of directors or other governing authority.

(e) “Debt” means any indebtedness (i) for borrowed money or (ii) evidenced by bonds, notes, debentures or other similar instruments.

(f) “Event of Default” means any one or more of the following events:

(i)

if the Issuer defaults in payment of the principal of, or interest on, this Note when the same becomes due, and continuance of such failure for five (5) Business Days after the date on which such principal or interest is due;

(ii)

if a decree, judgment or order by a court having jurisdiction shall have been entered adjudging the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation or reorganization of the Issuer under any applicable bankruptcy, reorganization or similar law, and such decree, judgment or order shall have continued without dismissal, discharge or stay for a period of 60 calendar days;

(iii)

if the Issuer shall institute proceedings to be adjudicated as voluntarily bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any applicable bankruptcy, liquidation or reorganization or similar law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or if its property or of any substantial part thereof, or shall make an assignment for the benefit of creditors or a proposal under any applicable bankruptcy or other law, or shall admit in writing its inability to pay its debts generally as they become due; or

(iv)

if there occurs a default in the payment of any principal, premium, interest or other amount due on (or for) any Debt (other than this Note), in an aggregate amount in excess of U.S. $10,000,000 (“Obligations”) beyond any period of grace provided with respect thereto, or if any other default occurs in the performance of any other term, condition or covenant contained in any such Obligations or any agreement under which such Obligations are created, in each case the result of which is to cause any holder(s) of such Obligations (or a trustee or agent on behalf of such holder(s)) to accelerate such Obligations, provided that the resulting default under this Note shall be deemed to be cured or waived if such other defaults are cured or waived.

(g) “Issue Date” means December 18, 2009;

(h) “Issuer” means Hughes Telematics, Inc.;

(i) “Maturity Date” means December 31, 2011; and

(j) “Note” means this note.

2. The principal amount outstanding under this Note bears interest (both before and after maturity, default and judgment with interest on overdue interest at the same rate) from November 12, 2009 at the rate of twelve percent (12%) per annum, compounded and added to the principal amount annually of each anniversary of the Issue Date and, following the Amendment Date, shall be payable quarterly in arrears in accordance with Schedule B, or earlier as otherwise provided herein. The amounts owing under this Note will cease to bear interest on the date on which such amounts are paid.

3. The principal of this Note and interest thereon will be payable in United States Dollars by electronic funds transfer to an account maintained by the Noteholder with a bank in the United States.

4. If the date for payment of any amount of principal or interest in respect of this Note is not a Business Day, at the place of payment, the Noteholder shall not be entitled to payment of the amount due until the next following Business Day at the place of payment and shall not be entitled to any further interest or payment in respect of such delay.

5. Except as otherwise specified in this Note, any monies paid on this Note shall be applied, firstly, on account of accrued interest, and secondly, on account of principal.

6. Unless previously redeemed or purchased by the Issuer, this Note will mature at its principal amount then outstanding on the Maturity Date.

7. The Issuer may at any time or times prepay this Note, in whole or in part, together with interest accrued to the date of such prepayment, without premium or penalty. Notwithstanding anything to the contrary in this Note or in any other document or agreement, any partial prepayments shall be applied first against any charges owing hereunder, then against accrued but unpaid interest, and then against principal in inverse order of maturity.

8. This Note shall become due and payable in full on the Maturity Date.

9. If an Event of Default other than those in (ii) and (iii) of the definition of Event of Default occurs, the Noteholder may, at its option, by notice in writing to the Issuer, declare this Note to be due and payable in full, and upon such declaration, unless all Events of Default have been cured by the Issuer prior to receipt by the Issuer of such declaration, all principal of, and interest on, this Note shall immediately become due and payable. If an Event of Default referred to in clause (ii) or (iii) of the definition of “Event of Default” occurs, the principal amount then outstanding on, and the accrued interest on any amounts owing under, this Note, and all other amounts payable by the Issuer hereunder, shall become automatically immediately due and payable without presentment, demand, diligence, protest or other formalities of any kind, all of which are hereby expressly waived by the Issuer.

10. Notwithstanding anything herein to the contrary, the principal amount then outstanding on, and the accrued interest on any amounts owing under, this Note, and all other amounts payable by the Issuer hereunder, shall become automatically immediately due and payable without presentment, demand, diligence, protest or other formalities of any kind, all of which are hereby expressly waived by the Issuer, upon the date on which a Change of Control occurs. In addition, in the event (i) the Issuer sells or issues shares of its capital stock or rights to acquire its capital stock (other than stock options and restricted stock grants made to its employees in the ordinary course of business and consistent with past practice), or (ii) the Issuer enters into a new debt facility or modifies an existing debt facility, the Issuer and the Noteholder shall discuss in good faith and agree upon an accelerated repayment schedule for this Note that is reasonable for Issuer under the circumstances.

11. The Issuer agrees to pay to Noteholder and reimburse Noteholder for any and all reasonable costs and expenses, including attorney’s fees and court costs, if any, incurred by the Noteholder in connection with the enforcement or collection hereof, both before and after the commencement of any action to enforce or collect this Note, but whether or not any such action is commenced by the Noteholder. The Issuer hereby waives presentment, demand, protest or other notice of any kind, and all defenses and pleas on the grounds of extension of the time of payments or due dates of this Note, in the enforcement of this Note, and expressly agrees that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of the Issuer hereunder. The rights and remedies of the Noteholder hereunder shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of the Noteholder, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same or any other right or remedy. All payments made under this Note by the Issuer shall be without setoff or deduction and regardless of any counterclaim or defense. The Issuer represents and warrants to the Noteholder that, to the best of the Issuer’s knowledge, there is no claim, defense, counterclaim or setoff which could be asserted by or is available to the Issuer against the Noteholder. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein. Time is of the essence for the performance of each and every obligation under this Note.

12. This Note shall be deemed to have been executed and delivered in, and shall be governed by and construed in accordance with the laws of, the State of New York. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case having jurisdiction over the County of New York, for any litigation arising out of or relating to this Note and the transactions contemplated hereby and thereby (and agrees not to commence any litigation relating thereto except in such courts unless such courts have declined to exercise jurisdiction), and further agrees that service of any process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Note or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case having jurisdiction over the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient or improper forum.

13. Except with the prior written consent of the Noteholder, this Note may not be assigned by the Issuer. This Note shall inure to the benefit of and be enforceable by the Noteholder and the Noteholder’s successors and permitted assigns, and shall be binding and enforceable against the Issuer and the Issuer’s successors and assigns. This Note may not be amended other than by mutual agreement of the Noteholder and the Issuer.

14. Issuer, by execution of this Note, and Noteholder, by acceptance of this Note, agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against the Issuer or Noteholder, or any successor or assign of Issuer or Noteholder, on or with respect to this Note, or which in any way relates, directly or indirectly, to the obligations of Issuer to Noteholder under this Note, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. ISSUER AND NOTEHOLDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Issuer and Noteholder acknowledge and agree that this provision is a specific and material aspect of the agreement between the parties and that the Noteholder would not enter into the transaction contemplated hereby with Issuer if this provision were not part of their agreement.

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